Exhibit 10.2

SHAREHOLDERS’ AGREEMENT OF BANCO INTER S.A.

This shareholders’ agreement is entered into on this date, by and between:

I.              INTER HOLDING FINANCEIRA S.A., a share capital corporation headquartered at Avenida Barão Homem de Melo, n.0 2.222, suite 502, CEP 30494-080, in the City of Belo Horizonte, State of Minas Gerais, enrolled with CNPJ/ME under the No. 39.903.325/0001-10, herein represented pursuant to its Bylaws (“Inter Holding”); and

II.            STONECO LTD., corporation headquartered at 103 South Church Street, 4th floor, Harbour Place, Grand Cayman, Cayman Islands, herein represented pursuant to its Bylaws (“Stone”);

And, in the position of consenting intervening party

III.          RUBENS MENIN TEIXEIRA DE SOUZA, Brazilian, married, civil engineer, bearer of Identity Card RG n. 20.353-D, issued by CREA/MG, enrolled with CPF/ME under the No. 315.836.606-15, resident and domiciled in the City of Belo Horizonte, State of Minas Gerais, at Av. Barbacena, n° 1219, 22nd floor, Bairro Santo Agostinho, CEP 30.190-131 (“Rubens”);

IV.           JOÃO VITOR NAZARETH MENIN TEIXEIRA DE SOUZA, Brazilian, married, civil engineer, bearer of Identity Card RG No. 11.657.757, issued by SSP/MG, enrolled with CPF/ME under the No. 013.436.666-27, resident and domiciled in the City of Belo Horizonte, State of Minas Gerais, with office at Avenida do Contorno, 7.777, 2nd and 3rd floors, CEP 30110-051 (“João”); and

V.             BANCO INTER S.A., financial institution public company, headquartered at Avenida Barbacena, No. 1.219, 13rd to 24th floors, CEP 30190-131, enrolled with CPF/ME under the No. 00.416.968/0001-01, herein represented pursuant to its Bylaws (“Banco Inter” or “Company”),

Rubens, Inter Holding and Stone hereinafter jointly and severally referred as “Shareholder” or “Shareholders”) (sic); and

all of them jointly and severally referred as “Party” or “Parties”,

WHEREAS as of the present date Rubens is the only controlling shareholder of Inter Holding and Banco Inter;

WHEREAS as of May 24, 2021, the Parties signed the “Investment Agreement and Other Covenants” to regulate Stone’s or any of its Affiliates’ investments, directly or indirectly, in the Company (“Investment Agreement”) as an anchor investor for the primary public offering of common and preferred shares and deposit stock certificates (“Units”), each one representing one (1) common share and two (2) preferred shares, issued by the Company and to be paid by it under the terms of CVM Instruction 476 (“Public Offering”); and

WHEREAS as of the present date Stone, directly and/or through its Affiliates, will hold 85,904,734 common shares and 42,726,152 preferred shares issued by the Company; and

WHEREAS the Shareholders wish to regulate certain aspects of their relationship as indirect shareholders of the Company,

NOW, THEREFORE IT BE RESOLVED that the Parties sign this Shareholders’ Agreement of Banco Inter S.A. (“Agreement” or “Shareholders’ Agreement”) to provide the right and obligations concerning the respective equity shares under the terms and for the purposes of article 118 of the Brazilian Corporate Law, according to the following sections and conditions:

CHAPTER I
DEFINITIONS AND INTERPRETATION

1.1.          Definitions. The following words, expressions and abbreviations with the first initial letter in capital and not defined in other portions herein will have the definitions set to them by this Section 1.1:

“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, Controls, is Controlled by, or is under common Control with, the Person in question.

“Governmental Authority” means any authority, entity, regulatory or administrative body, department, commission, council, agency or governmental body of any country, nation or government, whether at the federal, state or municipal level, or judiciary, whether directly or indirectly, including, without limitation, diplomatic distribution, autonomous governmental body, international public organization, directly or indirectly controlled entities, by the public authority, public and private joint stock company, public foundations, political parties, tribunal, court, judicial, administrative or arbitration body or other party with jurisdiction over the Parties or the Company, as well as any stock exchanges or organized over-the-counter markets;

“B3” means B3 S.A. - Brasil, Bolsa, Balcão;

“Brazilian Civil Code” means the Law No. 10.406, from January 10, 2002, as amended.

“Control” (including the terms with related definition, such as “Controlled”, “Controlled by” and “under common Control with”) means the ownership of at least fifty point one percent (50.1%) of the voting capital stock of a given entity, either in Brazil or abroad, free and released from any commitments of joint or veto votes or restrictions of political rights of any time so that the holder of a given share has full powers in its own to elect most of the management members and prevail in every social resolution, except for those the Controller is hindered or forbidden to vote due to a legal provision. It is provided that the Shareholders’ Agreement in force and signed by Rubens, João and SoftBank Group Corp. on September 16, 2019, as made available on the present date in the CVM’s IPE System does not imply restriction to the shares owned by Inter Holding, João or Rubens that forbid them from exercising the Control;

“CVM” means the Brazilian Securities and Exchange Commission;

“Business Day” means any day except Saturday, Sunday or any other day the banks in Belo Horizonte, State of Minas Gerais, and São Paulo, State of São Paulo, are not supposed to operate or on which they are authorized to do so by the applicable law or any executive decree;

“Control Group” means Rubens, jointly with (i) his/her spouse, (ii) any of his/her heirs and legal successors, and/or (iii) assigns receiving Shares as provided herein concerning Permitted Transfers;

“CVM Instruction 476” means CVM Instruction 476, of January 16, 2009, as amended;

“Law” means any law, decree, authorization, bylaws, regulation, rule, guideline, ordinance, decision, order, request or requirement enacted or imposed by any Governmental Authority, including, among others, tax, financial, legal or administrative authorities of the Federative Republic of Brazil;

“Brazilian Corporate Law” means Law No. 6.404, dated December 15, 1976, as amended.

“Liens” means any and all liens, charges or rights of any nature, including mortgage, pledge, pledge, personal guarantee, debt guarantee, attachment, or any other type of judicial or administrative restriction, title, usufruct, custody agreement, third party right, guarantee right, fiduciary alienations or domain reservation, lease, sublease, license, possessory foul, agreement or restriction of vote, right of participation, option, right of first offer, right of first refusal or negotiation, rights to join joint sale, right to demand joint sale, right of first refusal, right of negotiation or acquisition, right of reservation of domain, guarantees under judicial or administrative discussion, assignment, restrictive obligation, right to creditors, or other restrictions or limitations of a similar nature, which includes, without limitation, liens arising out of a contractual provision or a decision of the Governmental Authority;

“Minimum Number of Shares for Director Election” means 115,767,797 Shares, reduced by the number of Shares or Units Stone and/or its Affiliates come to dispose of to obtain funds to pay taxes, liens and/or expenses it may incur with the exchange of common shares for preferred shares pursuant to the Section 4.1, provided this number is adjusted by splitting, grouping, bonus, spin-off, merger (including shares), payment of expenses or capitalization of profit or reserves, exercise of options or right to refusal or business combination;

“Minimum Number of Shares to Preserve Preference” means 102,904,709 Shares, reduced by the number of Shares or Units Stone and/or its Affiliates come to dispose of to obtain funds to pay taxes, liens and/or expenses it may incur with the exchange of common shares for preferred shares pursuant to the Section 4.1, provided this number is adjusted by splitting, grouping, bonus, spin-off, merger (including shares), payment of expenses or capitalization of profit or reserves, exercise of options or right to refusal or business combination;

“Person” means any natural person, legal entity or non-person entity, including but not limited to companies of any kind, in fact or in law, consortium, partnership, association, joint venture, consortia, investment funds and universality of rights or other entity or organization, including a political or governmental subdivision, or governmental agency or independent governmental agency;

“Transfer” means the act of directly or indirectly selling, granting, transferring, granting rights or options, subscribing or paying capital, donating, pledging or constituting Liens or any rights of guarantee or, in any other way, directly or indirectly disposing or charging Shares, Units, rights of first refusal or priority to subscribe Shares or Units, regardless of the title, or also undertaking any kind of operation which result is that any Person becomes the holder of Shares of any Person or its successor including, among others, through operations of merger and spin-off (including of shares); and/or becomes the beneficiary of the political and/or economic rights of the Person through the execution of any kind of agreement.

1.2.          Other Definitions. The following defined terms will have the same definitions they received on the respective Sections informed below:

Definitions	Section
Shareholder(s)	Preamble
Selling Shareholder	3.7
Offered Shares	3.7
Bound Shares	3.1
Agreement	Preamble
Shareholders’ Agreement	Preamble

Definitions	Section
Investment Agreement	Whereas
Banco Inter	Whereas
Chamber	6.2
Company	Preamble
Dispute	6.2
Preemptive Right	3.7
Inter Holding	Preamble
João	Preamble
Notice of Disassociation	3.6
Notice of Exercise of the Preemptive Right	3.7.3
Notice of Transfer	3.7.1
Public Offering	Whereas
Party(ies)	Preamble
Offered Price	3.7.1
Third Party Proposal	3.7
Regulation	6.2
Rubens	Preamble
Stone	Preamble
Interested Third Party	3.7
Permitted Transfers	3.3
Arbitral Tribunal	6.4
Units	Preamble

1.3.          Interpretation. Except as required otherwise by the context herein: (i) any references in the singular shall include both plural and vice versa; (ii) any references in the masculine or feminine or neuter gender shall include all the genders; (iii) the preamble and the exhibits are part of this Agreement and shall have the same force and effect as if they were expressly provided in this Agreement and any reference to this Agreement shall include any of its whereas and exhibits; (iv) references to this Agreement or any other document shall be interpreted as references to this Agreement or any other document duly specified if amended, changed, renewed, supplemented or replaced from time to time; (v) any reference to a given Section shall be considered as being a referenced to a whole Section, unless otherwise specified; (vi) the references herein to “whereas”, “items”, “Sections” and “Exhibits” are references to whereas, items, Sections and Exhibits of this Agreement, except of provided otherwise herein; (vii) any references to Laws will be interpreted as references to a given Law as amended, supplemented or replaced from time to time; (viii) the headings of sections, subclauses, portions, paragraphs and exhibits are merely for convenience and do not affect the interpretation of this Agreement; (ix) the expression “in written” includes any notice made under the terms herein; (x) the words “include(s)”, “including” and “given” will be interpreted as only having the purpose to exemplify or to provide an emphasis and shall not be interpreted as limiting or to limit the usual definition of any preceding words; (xi) the references to a given Shareholder or Company include the respective successors and permitted assigns of such party. Regarding individuals, it shall include their legal representatives, heirs and permitted assigns; and (xii) every term provided herein will be counted as calendar days unless Business Days are specified for the calculation. The counting of the periods shall occur as provided for in Article 132 of the Brazilian Civil Code which means excluding the date of the event that caused the commencement of such term and including the last day of such term. When a deadline expires on a day, which is not a Business Day, the period shall be automatically extended to the first subsequent Business Day.

1.4.           Joint Liability. Rubens and João are jointly liable for any obligations assumed herein by Rubens (himself or on behalf of the Control Group), João, Inter Holding and the permitted assigns pursuant to the Section 3.3 below.

CHAPTER II

ELECTION OF THE BOARD OF DIRECTORS’ MEMBER

2.1            Election of Director. During the term of this Agreement and while Stone and/or its Affiliates hold at least the Minimum Number of Shares for Director Election, Stone will have the right to appoint its Chief Executive Officer to hold the position of member of the Board of Directors of the Company. Every Shareholder must direct their votes to approve the election of the Board of Directors’ member appointed by Stone under the terms of this Section.

2.1.1. Every Shareholder must vote in the pertaining social resolutions to approve the election of the Board of Directors’ member appointed by Stone. In case the Board of Directors has a vacant position despite appointment from Stone, including due to waiver, Stone can appoint a new member for the vacant position, pursuant to the Section 2.1.

CHAPTER III

DISASSOCIATION OF THE AGREEMENT AND TRANSFER OF SHARES

3.1.          Bound Shares. This Agreement binds (a) all the Shares issued by the Company and owned by Stone and/or its Affiliates as of this date or that were acquired during the term of this Agreement; and (b) concerning Rubens, exclusively the shares he directly or indirectly owned in any Person and sufficient to Control the Company and any Person who Controls the Company. In both cases, whether they are grouped in Units or not, regardless of the way they were acquired and their respective title, including, among others, (i) those resulting from purchase, assignment for consideration or for free or any other way of transfer, subscription, capital contribution, conversion, splitting, grouping, bonus, spin-off, merger (including shares), payment of expenses, capitalization of profit or reserve, exercise of option or right to first refusal, (ii) any and every shareholding issued by other companies replacing the shares issued by the Company as well as (iii) all and any preemptive rights for subscription or acquisition of new shares or securities convertible into shares issued by the Company and corresponding to the Bound Shares (“Bound Shares”).

3.2.          General Provisions. Regarding the provided in this Chapter III, Rubens, on his own name or on behalf of the Control Group, and Inter Holding and its successors commit not to transfer or in any other way directly or indirectly deal their Bound Shares at any title or any other means, partially or entirely, except as provided herein. Any trading or transfer of Bound Shares by Rubens on his own or through the Control Group or Inter Holding and their successors without respecting the provisions herein will not be effective. It is forbidden: (i) the registration of any trading or transfer of Bound Shares before the institution custodian of the shares issued by the Company; or (ii) the exercise by the respective assignor and assignee of the corresponding right to vote or any other right granted by the Bound Shares. For clarification purposes, Stone and/or its Affiliates can freely transfer or generate liens over their shares.

3.3.          Permitted Transfers. The rules restricting the transfer herein will not be applied to any transfers of a portion or entire Bound Shares made the following ways and provided that the (a) assignee irrevocably and irretractably adhered to this Agreement, assuming and substituting itself in all the obligations now assumed by the assignor and provided they both be jointly obligated by the covenants accepted and they shall sign the instrument of adhesion, which draft is part of the Exhibit I; and (b) assignor and assign must inform the Company and all the 540479.4 other Parties of this Agreement of said Transfer through a prior written notice sent in advance within five (5) Business Days plus an instrument of adhesion mentioned in the item (a) of this Section, that shall be duly signed (“Permitted Transfers”):

(i)             Transfers by Rubens (by himself or through the Control Group), Inter Holding and their Affiliates to any of their Affiliates, including through mergers, mergers of shares, split-off or any other corporate restructurings or business combinations, with the Party and its respective Affiliates committing to transfer the Shares back to the respective Party in case of subsequent amendment to the Affiliate’s Control; and

(ii)           The entering of heirs or successors by law or the Rubens’ will, provided Rubens (by himself or through the Control Group) remain holders of the indirect Control of the Company during the whole term of this Agreement and keep ensuring this Shareholders’ Agreement is complied with.

3.4.          Disassociation of Stone Shares. Stone and/or its Affiliates may at any time and at their exclusive criteria disassociate a portion or all their Shares from this Shareholders’ Agreement to be sold in exchanges or any other way of Transfer, including private Transfer, provided the procedure to disassociate Shares in the Section 3.6 below is complied with.

3.5.          Disassociation of Inter Holding Shares. Rubens, by himself of through the Control Group, and Inter Holding may at any time and at their exclusive criteria disassociate the Bound Shares they own from this Shareholders’ Agreement, provided that: (i) Rubens, by himself or through the Control Group, at all times keep the Bound Shares representing the Control over the Company still bound to this Shareholders’ Agreement; (ii) Rubens, by himself or through the Control Group, or Inter Holding intend to perform a Transfer of their Bound Shares that result in the loss of the Company’s Control, provided the Preemptive Right provided in the Sections 3.7 and 3.8 below are complied with; and (iii) Rubens, by himself of through the Control Group, or Inter Holding observe the procedure of disassociation of the Bound Shared provided in the Section 3.6 below.

3.6.          Disassociation Procedure. Subject to the provided in Section 3.4, if Rubens, by himself of through the Control Group, or Inter Holding or Stone and/or any one of their Affiliates desire to disassociate their Bound Shares from this Shareholders’ Agreement, the interest Party shall within five (5) Business Days in advance communicate said decision to the Company and to another Shareholder: (i) mandatorily informing the maximum number of Bound Shares it intends to disassociate; and (ii) irrevocably and irretractably state that it concerns the disposal provided in the Preemptive Right pursuant to the Section 3.8 below (“Notice of Disassociation”).

3.7.          Preemptive Right. If Rubens, by himself or through the Control Group, or Inter Holding intend to perform Transfers of their Bound Shares or in any other way intends to accept a Third Party Proposal to perform a Transfer of their Bound Shares to the mentioned third party (“Selling Shareholder”, “Interested Third Party” and “Third Party Proposal”) and such Transfer results in the loss of the Company’s Control by Rubens, either for himself or through the Control Group, if jointly deemed, the Selling Shareholder must offer Stone a preemptive right so that Stone, at own criteria, directly or through any of its Affiliates acquired the Bound Shares, subject of the Third Party Proposal (“Offered Shares”) for the same price and conditions provided in said Third Party Proposal (“Preemptive Right”).

3.7.1.       Lack of Preemptive Right. The Preemptive Right does not apply to: (i) Transfers agreed in Sections 3.3, 3.5 and 3.8 of this Agreement; and (ii) any Transfer that does not result in loss of the Company’s Control by Rubens and/or the Control Group. The Preemptive Right will also be disregarded as applicable if Stone becomes a holder (by himself or through its Affiliates) of less than the Minimum Number of Shares to Preserve Preference.

3.7.2.       Notice of Transfer. For purposes of exercising the Preemptive Right, the Selling Shareholder shall send a written notice to Stone mentioning (i) the terms of the Third-Party Proposal with a copy of it, (ii) a strong intention from the Selling Shareholder to Transfer the Offered Shares; (iii) the number of Offered Shares; (iv) the name and data of the Interested Third Party. If it is a legal entity, the name of the respective Controller or the Controlling Group, either direct or indirect; (v) the price (mandatorily paid in cash or upon delivery of the securities listed and with the effective daily trading in exchange markets) (“Offered Price”) and payment conditions; and (vi) other terms and conditions proposed by the Interested Third Party, including statements and guarantees to be provided with them; indemnification events and eventual limits and other obligations to be complied with (such as noncompetition or non-solicitation obligations) and any minutes of the Agreement already negotiated (“Notice of Transfer”). For the purposes of this Agreement, a Third-Party Proposal offering the payment of the price for the Offered Shares in any other asset or as consideration not clearly provided in item (v) of this Section will not be deemed as valid.

3.7.3.       Exercise of the Preemptive Right. Within forty-five (45) days after the receipt of the Notice of Transfer, Stone, by itself of its Affiliates, may, but without being forced to, notify the Selling Shareholder in written about its decision to exercise its Preemptive Right upon sending a notice in written to the Offering Shareholder that informs its decision to acquire the Offered Shares under the terms of the Third Party Proposal and the Notice of Transfer (“Notice of Exercise do Preemptive Right”). If the Offered Price encompasses the delivery of securities (provided they are listed and have an effective daily trading in the exchanges market), such securities will be assessed by the Interested Third Party for purposes of exercising the Preemptive Right by their average quotation weighted by volume in the exchanges market of their main trading from the prior thirty (30) bids as answer to the Third-Party Proposal issued to the Shareholder. If Stone, by itself or through its Affiliates, does not send a Notice of Exercise of Preemptive Right within the provided term, sends its without following the procedure herein or, yet sends an express representation that it has chosen not to exercise the Preemptive Right, Stone itself or its Affiliates will be deemed as having waived their Preemptive Right concerning the Notice of Transfer previously sent only.

3.7.4.       Transfer of the Offered Shares to the Stone. If Stone, by itself or through its Affiliates, exercise its Preemptive Right, Stone itself or its respective Affiliate exercising the Preemptive Right and the Selling Shareholder shall meet at the Company’s main office up to the sixtieth (60th) day as of the receipt of the Notice of Exercise of the Preemptive Right to prepare the Transfer of the Offered Shares and sign all the required forms, agreements and documents. If the Transfer of the Offered Shares is subject to the prior approval from any Governmental Authorities in Brazil or abroad, the term provided above for the Transfer of the Offered Shares will be added to the period required to obtain the mentioned approval(s).

3.7.5.       Transfer of the Offered Shares to the Interested Third Party. If Stone, by itself or through its Affiliates, has not exercised its Preemptive Right, the Offered Shareholder will have up to ninety (90) days as of the date Stone, by itself or through its Affiliates, waives such right, to Transfer the Offered Shares to the Interested Third Party, strictly under the terms of the Third Party Proposal and the Notice of Transfer, provided said term will be added to the period required to obtain any prior approvals from the Governmental Authorities required to consummate said Transfer to the Interested Third Party. If the Transfer of the Offered Shares to the Interested Third Party is not performed within said period or if the conditions provided in the Third-Party Proposal or the Notice of Transfer are amended concerning pricing and/or conditions of payment or any pertaining change, the whole procedure to exercise the Preemptive Right will be reset.

3.8.          Waiver of Preemptive Right. The Preemptive Right will not be applied and shall not be offered by the Selling Shareholder if the Offered Price for the Offered Shares is higher than the following amounts:

(a)            In the first or second year of the signature of this Agreement: the average quotation weighted by the volume of the main security or title referred into shares (i.e., shares, units or any other) ninety (90) days before the date of receipt of the Third-Party Proposal by the Selling Shareholder or the public disclosure about the Transfer of the Offered Shares, whichever occurs first (unaffected share price) plus a forty-five percent (45%) premium over such amount;

(b)            In the third or fourth year of the signature of this Agreement: the average quotation weighted by the volume of the main security or title referred into shares (i.e., shares, units or any other) ninety (90) days before the date of receipt of the Third-Party Proposal by the Selling Shareholder or the public disclosure about the Transfer of the Offered Shares, whichever occurs first (unaffected share price) plus a thirty-five percent (35%) premium over such amount; and

(c)            In the fifth or sixth year of the signature of this Agreement: the average quotation weighted by the volume of the main security or title referred into shares (i.e., shares, units or any other) ninety (90) days before the date of receipt of the Third-Party Proposal by the Selling Shareholder or the public disclosure about the Transfer of the Offered Shares, whichever occurs first (unaffected share price) plus a thirty percent (30%) premium over such amount.

3.9.          Interested Third Party Adhesion. Except as provided in the Section 3.3 above, any Interested Third Party acquiring Bound Shares, provided is in full compliance to the procedure agreed herein, will neither become a Party of this Agreement nor will be entitled any right provided herein.

3.10.        Effects of Non-compliance. Any Transfer performed breaching this Chapter III will be deemed as void ab initio.

CHAPTER IV
ADDITIONAL OBLIGATIONS

4.1.          Obligation to Exchange Shares. If, after 12 (twelve) months from the date hereof, Stone or one of its Affiliates is still a holder of common shares acquired in the Public Offering, Inter Holding, Rubens and João hereby undertake, jointly and severally, for themselves and by their Affiliates and the Control Group, to carry out an exchange of Shares with Stone or one of Stone’s Affiliates (or through other format proposed by Inter Holding, Rubens and João, as long as accepted by Stone), directly or through one of its Affiliates, delivering preferred shares issued by the Company to it and receiving, in return, common shares issued by the Company currently of its ownership, so as to enable Stone (or its Affiliate) to form, with all its common shares acquired in the Public Offering and the preferred shares purpose of the exchange, Units of Company, currently traded on B3 under the ticker BIDI11. The Parties undertake to perform such exchange within 5 (five) Business Days as of Stone’s written request, directly or through one of its Affiliates, in this regard.

4.1.1.       In addition to Stone’s right to claim the specific performance of the exchange obligation assumed above, Stone will be entitled to receive indemnification from Rubens, João, and Inter Holding, as joint and several debtors, for the losses and damages suffered in the event of any default or delay of Inter Holding or Rubens to implement the exchange provided for in this Section 4.1.

4.1.2.       Each exchange will be solely responsible for any taxes, liens, or expenses provided for herein in the implementation of the provisions of this section and incurred by it, under the terms assigned by Law, without any obligation of indemnification, supplementation, delivery of goods or gross-up imposed on any party.

4.2.          Agreement Transfer. In the event of corporate reorganization or any form of Transfer, business combination, migration of Banco Inter’s shareholding base that results in the transfer of Shareholders, or their Affiliates that are Banco Inter’s shareholders, to other company, in Brazil or abroad, in any capacity, this Shareholders’ Agreement will remain in force, binding the Parties to all its terms and conditions, and the company in which the Shareholders, or its Affiliates, will hold equity interest will be considered the Company for all purposes of this Agreement, with all necessary adjustments being automatically made. The Parties hereby undertake to perform all necessary acts so that the resulting company becomes aware of and adheres to this Shareholders’ Agreement, assuming all the obligations assumed herein by Banco Inter.

4.3.          Obligations of the Company, Compliance with the Agreement. The Company hereby undertakes to comply, and the Shareholders, by themselves or by their Affiliates who are Banco Inter’s shareholders, undertake to cause the Company comply with any and all provisions of this Agreement. The Company will not perform any act, and will not fail to perform any act, as applicable, and the Shareholders, by themselves or their Affiliates, undertake to ensure that the Company does not perform any act, or does not fail to perform any act , as applicable, if the effect of such practice or omission violates or is incompatible with the provisions of this Agreement or, in any way, may prejudice the rights of the Shareholders, in particular a Stones’ or their Affiliates’ shareholder, under this Agreement, without prejudice to the right of the aggrieved Shareholder, by itself or by its Affiliates that are Banco Inter’s shareholders, to obtain the specific performance of the breached obligation, through the competent judicial measure, under this Agreement and the Brazilian Corporate Law.

4.4.          New Agreements. Rubens (by himself and by the Control Group) and Stone, by itself and its Affiliates, (i) shall not enter into any other shareholders’ agreement, agreements or quasi-corporate arrangements of any nature that contradict or impair the exercise of the rights agreed hereunder, and (ii) will inform the other party about the execution of any shareholders’ agreement related to Banco Inter.

4.5.          Filing and registration. This Agreement will be filed at the Company’s registered office and a copy will be sent to the financial institution custodian of the shares issued by the Company, for registration in the records of the Shareholders regarding the binding of the Bound Shares. This Agreement will also be filed at Inter Holding’s registered office and recorded in the registered shares registry book of Inter Holding, as well as of any of its successors, at any time.

4.6.          No request. During the term of this Agreement, the Parties undertake not to hire any statutory officer or member of the Board of Directors of the other Shareholder and its Affiliates, without the prior and express consent of the other Shareholder.

4.7.          Representations of Shareholders.

4.7.1.       Inter Holding and Rubens jointly represent that: (i) Rubens is the indirect controller of Inter Holding, with shares free and unencumbered of any and all Liens; (ii) Inter Holding is the holder and legitimate owner of 810.721.338 Bound Shares, with 689.565.372 common shares and 121.155.966 preferred shares, representing 53.4122% of the voting capital stock and 31.4826% of the total capital stock of the Company, such amounts being calculated (a) considering the number of Banco Inter’s shares in view of the capital increase approved at the Board of Directors’ meeting of Banco Inter held on June 24, 2021, which is under approval by the Central Bank of Brazil, and (b) disregarding Banco Inter’s treasury shares; (iii) all Bound Shares owned by Inter Holding are free and clear of any and all Liens, except for the Liens created by this Agreement; (iv) there is no judicial, administrative or arbitration proceeding in progress, filed or initiated, which may threaten or threatens, in any way, even if indirectly, affects or restricts the free exercise of rights and prerogatives inherent to Inter Holding’s Bound Shares and the provisions of this Agreement; (v) they have full capacity and do not require any authorization to enter into this Agreement or to contract, assume, comply with and perform the duties and obligations set forth herein.

4.7.2.       Stone represents that: (i) Stone, by itself or through its Affiliates, is the sole holder and legitimate owner of 128.630.886 Bound Shares, with 85.904.734 common shares and 42.726.,152 preferred shares, representing 6.6540% of the voting capital stock and 4.995% of the Company’s total capital stock, such amounts being calculated (a) considering the number of Banco Inter’s shares in view of the capital increase approved at the Board of Directors’ meeting of Banco Inter held on June 24, 2021, which is currently under approval by the Central Bank of Brazil, and (b) disregarding Banco Inter’s treasury shares; (ii) there is no judicial, administrative or arbitration proceeding in progress, filed or initiated, which may threaten or threatens, in any way, even if indirectly, affects or restricts the free exercise of rights and prerogatives inherent to Stones’ Bound Shares and the provisions of this Agreement; (iii) it has full capacity and does not require any authorization to enter into this Agreement or to contract, assume, comply with and perform the duties and obligations set forth herein.

CHAPTER V
TERM AND EFFECTIVENESS

5.1.          Term. This Agreement will be effective as of the date of its signature and will remain in force until the occurrence of the first event among:

(i)             the 6th (sixth) anniversary of the execution of this Agreement;

(ii)            the date in which Stone, by itself or through its Affiliates, becomes the holder of Shares issued by the Company representing less than the Minimum Number of Shares to Preserve Preference; or

(iii)           as agreed between the Parties.

5.2.          Upon termination of this Agreement for any reason, the provisions of Chapter VII and Chapter VI will remain in effect.

CHAPTER VI

APPLICABLE LAW AND CONFLICT RESOLUTION

6.1.          Governing Law. This Agreement and the rights of the Parties hereunder shall be governed, construed and enforced in accordance with the laws of the Federative Republic of Brazil.

6.2.          Arbitration. In the event of any omission, doubt, questioning, conflict, controversy, dispute, divergence or demand arising out of or related to the provisions of this Agreement, including those referring to its enforceability, validity, effectiveness, violation, construction, and termination involving any of the Parties or the consenting intervening parties of this Agreement (“Dispute”), the interested party, as the case may be, will submit the Dispute to be definitively resolved by arbitration procedure, pursuant to Law No. 9.307/96, administered and conducted by the Market Arbitration Chamber (“Chamber”), according to its arbitration regulation in force at the time of the arbitration request (“Regulation”

6.3.         The arbitration award to be rendered by the Arbitral Tribunal, as well as any possible enforcement measures provided for in this Agreement, such as specific performance and execution of an extrajudicial title, may be taken to any competent court to determine its execution.

6.4.         The arbitral tribunal will be composed of 3 (three) arbitrators (“Arbitral Tribunal”), one appointed by the requesting Party, the other appointed by the requested Party and the third party (chairman the Arbitral Tribunal) by the two arbitrators appointed by the requesting and requested parties. Arbitrators will not have the power to decide any Dispute based on rules of equity.

6.5.         In the event that any of the arbitration parties do not appoint their respective co-arbitrators or in the event that the arbitrators appointed by the parties do not reach an agreement as to the third party arbitrator under the Regulation, the third party arbitrator shall be appointed under the Regulation.

6.6.         The arbitration seat will be the City of São Paulo, State of São Paulo, Brazil, and the procedure, as well as the documents and information submitted to the arbitration and/or any claims related thereto, will be subject to confidentiality. The arbitration award shall be deemed final and definitive, to which the parties shall be bound, to the express waiver of any appeal. The arbitration will be in Portuguese, but any party may present evidence, documents (including, among others, written testimonies or expert statements) in any other language, provided it is accompanied by a certified translation in Portuguese. In addition, witnesses and experts who give evidence at the hearings will be allowed to use any other language of their choice, provided that, for such testimony, a sworn translator is provided by the arbitral tribunal to simultaneously translate the testimony of the witness or expert (as well as the questions) into Portuguese.

6.7.         Before the establishment of the Arbitral Tribunal, any of the signatories may submit requests for precautionary or urgent measures to the Chairman of the Chamber, who will appoint a Support Arbitrator under the terms of the Regulation, including with regard to the specific interim protection. After the establishment of the Arbitral Tribunal, requests for interim protection shall be addressed to the Arbitral Tribunal, which may review, modify or revoke any measures previously assessed by the Supporting Arbitrator. For any other judicial measures that may be necessary, the Court of the District of São Paulo, State of São Paulo, is elected as the only competent court, waiving all others, no matter how special or privileged they may be.

6.8.         The expenses from the arbitration procedure, including, but not limited to, the Chamber administrative costs, and arbitrators’ and experts’ fees, if applicable, shall be assumed by each party as set forth in the Regulation. The losing party in the arbitration will reimburse the winning party for all expenses of the arbitration procedure, except in relation to contractual or losing attorney’s fees, which will be borne by the parties without any right to reimbursement.

6.9.         The arbitration shall be kept strictly confidential, and its elements (including the allegations of the parties, evidence, reports and other expressions of third parties and any other documents submitted or exchanged during the arbitration procedure) may only be disclosed to the Arbitral Court, to the parties, their lawyers and any person whose participation in the arbitration is necessary to its development, necessary for its development, unless disclosure is required to comply with the obligations imposed by an applicable Law or decision.

CHAPTER VII

FINAL PROVISIONS

7.1.         Irrevocability, Assignment. This Agreement is signed on an irrevocable basis, binding the Parties for themselves and their heirs and successors to any title. The Parties must not assign and transfer any rights or obligations arising from this Agreement without the prior consent of the others, except for the events expressly provided for herein. The Parties and their permitted assigns and successors shall fully comply with the obligations purpose of this Agreement, including, for Parties that are the Company’s shareholders, attend the Company’s general meetings, in person or through a duly appointed attorney-in-fact, voting in them in strict accordance with the provisions of this Agreement, aware that such obligations are subject to specific performance, as provided for by law.

7.2.         Intervention. The Company signs this Agreement as intervening party, declaring itself to be aware of all its terms and conditions, and obliging to observe it in its entirety.

7.3.          Specific Performance. The obligations assumed herein shall be subject to specific performance by any of the Parties, pursuant to art. 118, §3 of the Brazilian Corporate Law and civil procedural legislation. The Parties agree to perform, enter into and fulfill the obligations thereof at all times upon strict compliance with the terms and conditions set forth herein. The Parties hereby acknowledge and agree that all obligations assumed or which may be charged hereunder are subject to specific performance under the civil procedural legislation, without prejudice of, cumulatively, being charged for losses and damages by the Party, that it has to bear as a result of the default of obligations agreed herein. The Parties expressly acknowledge and agree to the specific compliance with its obligations and to accept court and arbitration orders or any other similar acts.

7.4.          Notices. All notices, notifications and any other communications relating to this Agreement shall be made in written, sent by registered letter (with return receipt), by email or recognized overnight service, with proof of receipt, to the following addresses:

To Inter Holding and/or Rubens:

Address: Avenida Barbacena, n° 1219, Bairro Santo Agostinho, na City of Belo Horizonte, State of Minas Gerais, CEP 30.190-131

Att.: João Vitor Menin

E-mail: jvitor@bancointer.com.br

To Stone:

Address: Harbour Place, 103 South Church Street George Town, Grand Cayman Att.: Thiago Piau

E-mail: tpiau@stone.com.br

To the Company:

Address: Avenida Barbacena, n° 1219, Bairro Santo Agostinho, na City of Belo Horizonte, State of Minas Gerais, CEP 30.190-131

Att.: João Vitor Menin

E-mail: jvitor@bancointer.com.br

7.4.1.       Notices delivered under this Section 7.4 shall be deemed effective: (a) at the time they are delivered, if delivered in person; (b) when they are received if sent by post, email or overnight service; or (c) upon receipt of proof of delivery by the sender, if sent by email.

7.4.2.       A Party may change the address to which notices are to be given by written notice to the other Parties pursuant to Section 7.4, and with respect to this provision, notice shall be deemed given only upon acknowledgement of receipt by all other Parties.

7.5.          Amendment. No amendment to this Agreement shall be valid, except in writing signed by all Parties.

7.6.          Waiver. The omission or delay by any of the Parties in exercising any right provided for herein shall not be considered as a waiver to such right; nor shall the isolated or partial exercise of any right preclude any future or other exercise of that or any other right. The remedies provided for in this Agreement are cumulative and do not exclude any remedies conferred by Law.

7.7.          Severance of Provisions. If any term or provision of this Agreement is held to be illegal or unenforceable under any Law or order of any Governmental Authority, all other terms and provisions of this Agreement shall remain in full force and effect. Upon determination that any term or other provision is invalid, illegal or unenforceable, the Shareholders will negotiate in good faith in order to modify this Agreement with a view to enforcing the original intent of the Shareholders as closely as practicable and in an acceptable manner so that the operations provided for herein are consummated as originally provided for in the maximum measure possible.

IN WITNESS WHEREOF, the parties hereto signed this Agreement in 4 (four) counterparts in the presence of the 2 (two) undersigned witnesses.

São Paulo, June 29, 2021.

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Signature page 1/6 of the Shareholders’ Agreement of Banco Inter S.A. entered into on June 29, 2021, between Inter Holding Financeira S.A. and StoneCo Ltd., with Rubens Menin Teixeira de Souza, João Vitor Nazareth Menin Teixeira de Souza, and Banco Inter S.A. as consenting intervening parties

INTER HOLDING FINANCEIRA S.A.

/s/ Rubens Menin Teixeira de Souza	/s/ João Vitor Nazareth Menin Teixeira de Souza
Name: Rubens Menin Teixeira de Souza	Name: João Vitor Nazareth Menin Teixeira de Souza
Position: Officer	Position: Officer

Signature page 2/6 of the Shareholders’ Agreement of Banco Inter S.A. entered into on June 29, 2021, between Inter Holding Financeira S.A. and StoneCo Ltd., with Rubens Menin Teixeira de Souza, João Vitor Nazareth Menin Teixeira de Souza, and Banco Inter S.A. as consenting intervening parties

STONECO LTD.

/s/ Thiago dos Santos Piau	/s/ Rafael Martins Pereira
Name: Thiago dos Santos Piau	Name: Rafael Martins Pereira
Position: Chief Executive Officer	Position: Investor Relations Officer

Signature page 3/6 of the Shareholders’ Agreement of Banco Inter S.A. entered into on June 29, 2021, between Inter Holding Financeira S.A. and StoneCo Ltd., with Rubens Menin Teixeira de Souza, João Vitor Nazareth Menin Teixeira de Souza, and Banco Inter S.A. as consenting intervening parties

/s/ Rubens Menin Teixeira de Souza

RUBENS MENIN TEIXEIRA DE SOUZA

Signature page 4/6 of the Shareholders’ Agreement of Banco Inter S.A. entered into on June 29, 2021, between Inter Holding Financeira S.A. and StoneCo Ltd., with Rubens Menin Teixeira de Souza, João Vitor Nazareth Menin Teixeira de Souza, and Banco Inter S.A. as consenting intervening parties

/s/ João Vitor Nazareth Menin Teixeira de Souza

JOÃO VITOR NAZARETH MENIN TEIXEIRA DE SOUZA

Signature page 5/6 of the Shareholders’ Agreement of Banco Inter S.A. entered into on June 29, 2021, between Inter Holding Financeira S.A. and StoneCo Ltd., with Rubens Menin Teixeira de Souza, João Vitor Nazareth Menin Teixeira de Souza, and Banco Inter S.A. as consenting intervening parties

BANCO INTER S.A.

/s/ João Vitor Nazareth Menin Teixeira de Souza	/s/ Alexandre Riccio de Oliveira
Name: João Vitor Nazareth Menin Teixeira de Souza	Name: Alexandre Riccio de Oliveira
Position: Chief Executive Officer	Position: Vice Chief Technology, Operations and Financial Officer

Signature page 6/6 of the Shareholders’ Agreement of Banco Inter S.A. entered into on June 29, 2021, between Inter Holding Financeira S.A. and StoneCo Ltd., with Rubens Menin Teixeira de Souza, João Vitor Nazareth Menin Teixeira de Souza, and Banco Inter S.A. as consenting intervening parties

Witnesses:

/s/ Ana Luiza Vieira Franco Forattini	/s/ Osmar Castellani Junior
Name: Ana Luiza Vieira Franco Forattini	Name: Osmar Castellani Junior
ID: 7.372.138	ID: 42.609.104-8
CPF: 025.129.256-84	CPF: 322.710.978-60